Exhibit 99.1

Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045

News Release

FOR IMMEDIATE RELEASE	October 20, 2005
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS
RECORD EARNINGS FOR THE THIRD QUARTER;
THIRD QUARTER NET EARNINGS UP 36%
          LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced record quarterly net income of $17.8 million for the quarter ended September 30, 2005, an increase of $4.7 million, or 36%, over the $13.1 million recorded in the third quarter of 2004. On a per share basis, net income for the third quarter of 2005 totaled $0.72 per diluted common share, a $0.12 per share, or 20%, increase as compared to the 2004 third quarter total of $0.60 per diluted common share. For the first nine months of 2005, net income totaled $50.0 million, or $2.07 per diluted common share, an increase of $12.8 million, or 35%, when compared to $37.2 million, or $1.71 per diluted common share, for the same period in 2004.
     Total assets rose to $7.89 billion at September 30, 2005, an increase of $2.07 billion, or 36%, compared to $5.82 billion a year ago. Total deposits as of September 30, 2005 were $6.49 billion, an increase of $1.74 billion, or 37%, as compared to $4.75 billion at September 30, 2004. Total loans grew to $5.15 billion as of September 30, 2005, a $1.15 billion, or 29%, increase over the $4.00 billion balance as of a year ago. Shareholders’ equity increased to $613.8 million, or a book value of $25.95 per share, at September 30, 2005, compared to $430.2 million, or a book value of $20.42, per share at September 30, 2004.
     “We are pleased to report another quarter of record earnings. Annualized double-digit deposit growth continued in the third quarter. This, coupled with strong but slower loan growth, resulted in a continued higher reliance on lower yielding liquidity management assets this quarter,” commented Edward J. Wehmer, President and Chief Executive Officer. “The lower level of loans coupled with the flattening yield curve has restrained the anticipated improvement in our net interest margin which has remained relatively flat for the past five quarters.”

Mr. Wehmer added, “We continue to be focused on our performance measurement goals, with a commitment to improving our returns on assets and equity over the coming year. Through the efforts of each of our employees, we are comfortable with the existing range of the analysts’ earnings estimates for 2005 of $2.70 to $2.83 per share.”
     Wintrust’s key operating measures and growth rates for the third quarter of 2005 as compared to the sequential and linked quarters are shown in the table below:

				% or		% or
				basis point (bp)		basis point (bp)
				change		change
	Three Months Ended			from		from
	September 30,	June 30,	September 30,	2nd Quarter		3rd Quarter
($ in thousands, except per share data)	2005	2005	2004	2005 (5)		2004
Net income	$17,837	$17,172	$13,075	15%		36%
Net income per common share – Diluted	$0.72	$0.70	$0.60	11%		20%

Net revenue (1)	$81,432	$77,213	$60,538	22%		35%
Net interest income	$56,069	$53,852	$39,091	16%		43%

Net interest margin (4)	3.18%	3.19%	3.17%	(1	)bp	1	bp
Core net interest margin (2) (4)	3.39%	3.40%	3.32%	(1	)bp	7	bp
Net overhead ratio (3)	1.27%	1.37%	1.25%	(10	)bp	2	bp
Return on average assets	0.91%	0.91%	0.96%	—	bp	(5	)bp
Return on average equity	11.83%	11.94%	13.56%	(11	)bp	(173	)bp

At end of period
Total assets	$7,893,503	$7,768,993	$5,817,286	6%		36%
Total loans	$5,149,795	$5,023,087	$4,000,175	10%		29%
Total deposits	$6,487,103	$6,299,050	$4,751,593	12%		37%
Total equity	$613,761	$596,921	$430,153	11%		43%

(1)	Net revenue is net interest income plus non-interest income.

(2)	Core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(5)	% change is annualized.
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, balance sheet growth rates are most often expressed in terms of an annual rate like 20%. As such, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Investor News” and then choosing ”Supplemental Financial Info.”

Acquisitions, Stock Offering/Regulatory Capital and De Novo Locations – Impacting Comparative Financial Results
Acquisitions
     On May 19, 2004, Wintrust announced the completion (effective date of May 1, 2004) of its acquisition of SGB Corporation d/b/a WestAmerica Mortgage Company (“WAMC”) and Guardian Real Estate Services, Inc. (“Guardian”), in stock and cash merger transactions (a total of 180,438 shares of common stock were issued). WAMC engages primarily in the origination and purchase of residential mortgages for sale into the secondary market. WAMC’s operations are conducted out of its offices located in Oakbrook Terrace, Illinois, with accounting, administrative and secondary marketing operations located in Greenwood Village, Colorado. Guardian provides document preparation and other loan closing services to WAMC and its network of mortgage brokers. Guardian is headquartered in Oakbrook Terrace, Illinois.
     On September 30, 2004, Wintrust announced the completion of its acquisition of Northview Financial Corporation (“Northview”) in a stock and cash merger transaction (475,148 shares of common stock were issued). Northview was the parent company of Northview Bank and Trust (“Northview Bank”) with locations in Northfield, Mundelein and Wheaton, Illinois, and Northview Mortgage, LLC. Northview Bank began operations as a de novo bank in 1993. On December 13, 2004, Northview Bank’s locations in Northfield became part of Northbrook Bank & Trust Company, Northview Bank’s Mundelein location became part of Libertyville Bank & Trust Company and Northview Bank’s Wheaton location was renamed Wheaton Bank & Trust Company.
     On October 15, 2004, Wintrust announced the completion (effective date of October 1, 2004) of its acquisition of Town Bankshares, Ltd. (“Town”) in a stock and cash merger transaction (372,535 shares of common stock were issued). Town was the parent company of Town Bank with locations in Delafield and Madison, Wisconsin. Town Bank began operations as a de novo bank in 1998.
     On January 18, 2005, Wintrust announced the completion (effective date of January 1, 2005) of its cash acquisition of Antioch Holding Company (“Antioch”). Antioch was the parent company of State Bank of The Lakes that has locations in Antioch, Lindenhurst, Grayslake, Spring Grove and McHenry.
     On March 31, 2005, Wintrust announced the completion of its acquisition of First Northwest Bancorp, Inc. (“FNBI”) in a stock and cash merger transaction (595,123 shares of common stock were issued). FNBI was the parent company of First Northwest Bank with two locations in Arlington Heights, Illinois. First Northwest

Bank began operations as a de novo bank in 1995. On May 23, 2005, FNBI’s locations became part of Village Bank & Trust.
     The results of operations of WAMC, Guardian, Northview, Town, Antioch and FNBI are included in Wintrust’s consolidated financial results only since their respective effective dates of acquisition.
Stock Offering/Regulatory Capital
     On March 30, 2005, Wintrust consummated the partial settlement of the forward sale agreement the Company entered into on December 14, 2004 with Royal Bank of Canada, an affiliate of RBC Capital Markets Corporation, relating to the forward sale by Wintrust of 1.2 million shares of Wintrust’s common stock. Pursuant to and in partial settlement of the forward sale agreement, Wintrust issued 1.0 million shares of its common stock, and received net proceeds of $55.9 million from Royal Bank of Canada.
     On August 16, 2005, Wintrust redeemed all 2,000,000 shares of the 10.50% Cumulative Trust Preferred Securities issued by Wintrust Capital Trust II at a redemption price equal to the $10.00 liquidation amount, plus accrued and unpaid distributions to the Redemption Date, for each Trust Preferred Security. The redemption of the Trust Preferred Securities was the result of the concurrent redemption by Wintrust of its 10.50% Junior Subordinated Debentures due 2030, all of which were held by the Wintrust Capital Trust II. The redemption was funded by the issuance of $40.0 million of trust preferred securities in a private placement to an institutional investor on August 2, 2005, by Wintrust’s newly formed wholly-owned special purpose finance subsidiary, Wintrust Capital Trust VIII, a Delaware statutory trust. This effectively replaced 10.50% fixed rate funding with funding equal to the three-month LIBOR rate plus 1.45% (initially priced at 5.15%). Subsequent to the issuance of this instrument, the Company entered into an interest rate swap that effectively fixed the rate at 5.27%.
De Novo Locations
     Over the past 12 months, Wintrust had the following de novo banking location activity:
—	Lake Bluff, Illinois (drive-through location of Lake Forest Bank & Trust Company) — opened third quarter of 2005

—	Buffalo Grove, Illinois (permanent location replacing temporary location, a branch of Northbrook Bank & Trust Company) — opened third quarter of 2005

—	Barrington, Illinois (Northwest Highway, a branch of Barrington Bank & Trust Company) — opened second quarter of 2005

—	Convenience location in the Wayne Hummer Investments, LLC office in downtown Chicago (a branch of North Shore Community Bank & Trust) — closed second quarter of 2005

—	Palatine, Illinois (Palatine Bank & Trust, a branch of Barrington Bank & Trust Company) — opened first quarter of 2005

—	The Sauganash neighborhood of Chicago (North Shore Community Bank & Trust — Sauganash, a branch of North Shore Community Bank & Trust) — opened fourth quarter 2004
Financial Performance Overview
     For the third quarter of 2005, net interest income totaled $56.1 million, increasing $17.0 million, or 43%, compared to the third quarter of 2004 and $2.2 million, or 16% on an annualized basis, over the second quarter of 2005. For the first nine months of 2005, net interest income totaled $159.9 million, increasing $47.6 million, or 42%, compared to the first nine months of 2004. Average earning assets grew $2.12 billion over the third quarter of 2004, a 43% increase. Loans accounted for $1.48 billion and liquidity management assets accounted for $668 million of the total average earning asset growth compared to the third quarter of 2004.
     The provision for loan losses totaled $3.1 million for the third quarter of 2005 compared to $1.3 million for the third quarter of 2004. On a year-to-date basis, the provision for loan losses totaled $5.6 million for the first nine months of 2005 compared to $5.0 million for the first nine months of 2004. The increase in provision for loan losses, in the third quarter of 2005, is in line with the increase in net-charge offs.
     The net interest margin for the third quarter of 2005 was 3.18%, compared to 3.17% in the third quarter of 2004 and 3.19% in the second quarter of 2005. The net interest margin improved one basis point in the third quarter of 2005 compared to the third quarter of 2004 as the yield on earning assets increased by 73 basis points, the rate paid on interest-bearing liabilities increased by 75 basis points and the contribution from net free funds increased by three basis points. The earning asset yield improvement in the third quarter of 2005 compared to the third quarter of 2004 was primarily attributable to a 101 basis point increase in the yield on loans. The higher loan yield is reflective of the interest rate increases effected by the Federal Reserve Bank offset somewhat by continued competitive loan pricing pressures, including the pricing related to the premium finance receivables portfolio. The interest-bearing liability rate increase of 75 basis points was due to higher costs of retail deposits as rates have generally risen in the past 12 months, continued competitive pricing pressures on fixed-maturity time deposits in most markets and the promotional pricing activities associated with opening additional de novo branches and branches acquired through acquisition. Combined, these factors caused a slight decline in the third quarter 2005 net interest margin compared to the second quarter of 2005. Expansion of the net interest margin in the past two quarters has been hampered by the loan to deposit ratio falling to 83%, below the Company’s targeted range of 85% to 90%. The heavier reliance in both the third and second quarters of 2005 on lower yielding liquidity management assets has contributed to compressed net interest margin levels. Overall, the Company believes it is well positioned for expected future rate increases.
     Non-interest income totaled $25.4 million in the third quarter of 2005, increasing $3.9 million, or 18%, compared to the third quarter of 2004. The increase was primarily attributable to higher levels of mortgage banking revenue and higher levels of premium income from covered call options. On a year-to-date basis, non-interest income increased $10.3 million, or 17%, fueled primarily by a $7.3 million increase in mortgage banking revenues.
     Non-interest expense totaled $50.3 million in the third quarter of 2005, increasing $11.9 million, or 31%, over the third quarter of 2004. The net overhead ratio for the third quarter of 2005 was 1.27% compared to 1.25% for the third quarter of 2004. On a year-to-date basis, non-interest expense increased by $37.5 million, or 34%, over 2004. The net overhead ratio for 2005 on a year-to-date basis was 1.36% compared to 1.25% for 2004.
     Non-performing assets totaled $26.6 million, or 0.34% of total assets, at September 30, 2005, compared to $19.5 million, or 0.33% of total assets, at September 30, 2004 and $21.9 million, or 0.28% of total assets, at June 30, 2005. Net charge-offs as a percentage of average loans for the third quarter of 2005 were 16 basis points compared to five basis points in the third quarter of 2004. On a year-to-date basis, net loan charge-offs as a percentage of average loans were 11 basis points in 2005 and six basis points in 2004. Non-performing assets at September 30, 2005, remain at levels that the Company believes make monitoring and collection of the non-performing assets manageable.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2005	2004	2005	2004
Selected Financial Condition Data (at end of period):
Total assets	$7,893,503	$5,817,286
Total loans	5,149,795	4,000,175
Total deposits	6,487,103	4,751,593
Long-term debt – trust preferred securities	230,231	146,465
Total shareholders’ equity	613,761	430,153

Selected Statements of Income Data:
Net interest income	$56,069	$39,091	$159,908	$112,319
Net revenue (1)	81,432	60,538	231,868	173,947
Income before taxes	28,029	20,815	78,620	58,818
Net income	17,837	13,075	50,021	37,163
Net income per common share – Basic	0.76	0.64	2.18	1.83
Net income per common share – Diluted	0.72	0.60	2.07	1.71

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (5)	3.18%	3.17%	3.19%	3.16%
Core net interest margin (2) (5)	3.39	3.32	3.40	3.30
Non-interest income to average assets	1.29	1.57	1.29	1.58
Non-interest expense to average assets	2.57	2.82	2.65	2.83
Net overhead ratio (3)	1.27	1.25	1.36	1.25
Efficiency ratio (4) (5)	61.61	64.29	63.70	63.74
Return on average assets	0.91	0.96	0.90	0.95
Return on average equity	11.83	13.56	11.48	13.46
Average total assets	$7,779,203	$5,430,749	$7,437,681	$5,200,458
Average total shareholders’ equity	598,221	383,534	582,326	368,793
Average loans to average deposits ratio	83.3%	87.0%	84.1%	88.1%

Common Share Data at end of period:
Market price per common share	$50.26	$57.28
Book value per common share	$25.95	$20.42
Common shares outstanding	23,654,783	21,064,496

Other Data at end of period:
Allowance for loan losses	$40,633	$31,408
Non-performing assets	$26,635	$19,471
Allowance for loan losses to total loans	0.79%	0.79%
Non-performing assets to total assets	0.34%	0.33%
Number of:
Bank subsidiaries	13	11
Non-bank subsidiaries	10	10
Banking offices	59	47

(1)	Net revenue is net interest income plus non-interest income.

(2)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)
	September 30,	December 31,	September 30,
(In thousands)	2005	2004	2004

Assets
Cash and due from banks	$165,773	$128,166	$117,397
Federal funds sold and securities purchased under resale agreements	62,186	47,860	255,885
Interest bearing deposits with banks	6,459	4,961	19,736
Available-for-sale securities, at fair value	1,766,613	1,343,477	928,825
Trading account securities	2,899	3,599	3,884
Brokerage customer receivables	—	31,847	33,386
Mortgage loans held-for-sale	125,584	104,709	80,074
Loans, net of unearned income	5,149,795	4,348,346	4,000,175
Less: Allowance for loan losses	40,633	34,227	31,408

Net loans	5,109,162	4,314,119	3,968,767
Premises and equipment, net	238,722	185,926	176,943
Accrued interest receivable and other assets	201,673	129,702	136,736
Goodwill	195,941	113,461	91,024
Other intangible assets	18,491	11,221	4,629

Total assets	$7,893,503	$6,419,048	$5,817,286

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$631,460	$505,312	$449,343
Interest bearing	5,855,643	4,599,422	4,302,250

Total deposits	6,487,103	5,104,734	4,751,593

Notes payable	1,000	1,000	1,000
Federal Home Loan Bank advances	343,355	303,501	264,104
Subordinated notes	50,000	50,000	50,000
Other borrowings	78,912	201,924	44,043
Long-term debt — trust preferred securities	230,231	204,489	146,465
Accrued interest payable and other liabilities	89,141	79,488	129,928

Total liabilities	7,279,742	5,945,136	5,387,133

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	23,655	21,729	21,064
Surplus	413,330	319,147	287,547
Common stock warrants	762	828	993
Retained earnings	184,138	139,566	125,395
Accumulated other comprehensive loss	(8,124)	(7,358)	(4,846)

Total shareholders’ equity	613,761	473,912	430,153

Total liabilities and shareholders’ equity	$7,893,503	$6,419,048	$5,817,286

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2005	2004	2005	2004

Interest income
Interest and fees on loans	$89,169	$54,422	$242,339	$153,867
Interest bearing deposits with banks	111	12	183	50
Federal funds sold and securities purchased under resale agreements	2,054	152	2,555	566
Securities	14,960	10,367	46,309	29,069
Trading account securities	9	26	55	99
Brokerage customer receivables	169	398	1,029	1,032

Total interest income	106,472	65,377	292,470	184,683

Interest expense
Interest on deposits	41,913	21,044	107,172	57,909
Interest on Federal Home Loan Bank advances	3,127	2,186	8,744	5,752
Interest on notes payable and other borrowings	869	346	3,553	1,476
Interest on subordinated notes	697	723	2,297	2,130
Interest on long-term debt — trust preferred securities	3,797	1,987	10,796	5,097

Total interest expense	50,403	26,286	132,562	72,364

Net interest income	56,069	39,091	159,908	112,319
Provision for loan losses	3,077	1,258	5,602	5,020

Net interest income after provision for loan losses	52,992	37,833	154,306	107,299

Non-interest income
Wealth management fees	6,950	7,163	22,711	23,659
Mortgage banking revenue	7,773	5,292	19,855	12,549
Service charges on deposit accounts	1,518	998	4,451	2,944
Gain on sale of premium finance receivables	1,602	1,827	4,985	5,365
Administrative services revenue	1,169	1,040	3,307	2,927
Net available-for-sale securities gains	89	878	1,067	1,731
Other	6,262	4,249	15,584	12,453

Total non-interest income	25,363	21,447	71,960	61,628

Non-interest expense
Salaries and employee benefits	29,542	23,768	88,186	66,841
Equipment expense	2,979	2,275	8,706	6,626
Occupancy, net	4,137	2,529	11,838	7,026
Data processing	1,917	1,257	5,375	3,909
Advertising and marketing	1,216	785	3,426	2,376
Professional fees	1,392	1,289	4,366	3,432
Amortization of other intangible assets	884	194	2,509	587
Other	8,259	6,368	23,240	19,312

Total non-interest expense	50,326	38,465	147,646	110,109

Income before taxes	28,029	20,815	78,620	58,818
Income tax expense	10,192	7,740	28,599	21,655

Net income	$17,837	$13,075	$50,021	$37,163

Net income per common share – Basic	$0.76	$0.64	$2.18	$1.83

Net income per common share – Diluted	$0.72	$0.60	$2.07	$1.71

Cash dividends declared per common share	$0.12	$0.10	$0.24	$0.20

Weighted average common shares outstanding	23,615	20,541	22,990	20,347
Dilutive potential common shares	1,156	1,345	1,159	1,327

Average common shares and dilutive common shares	24,771	21,866	24,149	21,674

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting polices of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.
Management also evaluates the net interest margin excluding the net interest expense associated with the Company’s Long-term debt – trust preferred securities (“Core Net Interest Margin”). Because these instruments are utilized by the Company primarily as capital instruments, management finds it useful to view the net interest margin excluding this expense and deems it to be a more meaningful view of the operational net interest margin of the Company.
A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2005	2004	2005	2004

(A) Interest income (GAAP)	$106,472	$65,377	$292,470	$184,683
Taxable-equivalent adjustment:
— Loans	123	123	427	330
— Liquidity management assets	221	39	555	173
— Other earning assets	2	10	15	39

Interest income — FTE	$106,818	$65,549	$293,467	$185,225
(B) Interest expense (GAAP)	50,403	26,286	132,562	72,364

Net interest income — FTE	$56,415	$39,263	$160,905	$112,861

(C) Net interest income (GAAP) (A minus B)	$56,069	$39,091	$159,908	$112,319
Net interest income — FTE	$56,415	$39,263	$160,905	$112,861
Add: Net interest expense on long-term debt — trust preferred securities, (1)	3,683	1,919	10,481	4,938

Core net interest income — FTE (2)	$60,098	$41,182	$171,386	$117,799

(D) Net interest margin (GAAP)	3.16%	3.15%	3.17%	3.14%
Net interest margin — FTE	3.18%	3.17%	3.19%	3.16%
Core net interest margin — FTE (2)	3.39%	3.32%	3.40%	3.30%

(E) Efficiency ratio (GAAP)	61.87%	64.47%	63.97%	63.94%
Efficiency ratio — FTE	61.61%	64.29%	63.70%	63.74%

(1)	Interest expense from the long-term debt — trust preferred securities are net of the interest income on the Common Securities owned by the Trusts and included in interest income.

(2)	Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME

				% Growth
				From	From
	September 30,	December 31,	September 30,	December 31,	September 30,
(Dollars in thousands)	2005	2004	2004	2004 (1)	2004
Balance:
Commercial and commercial real estate	$3,104,196	$2,465,852	$2,161,971	34.6%	43.6%
Home equity	620,403	574,668	552,382	10.6	12.3
Residential real estate	284,036	248,118	223,713	19.4	27.0
Premium finance receivables	794,994	770,792	764,853	4.2	3.9
Indirect consumer loans (2)	203,673	171,926	178,285	24.7	14.2
Tricom finance receivables	39,290	29,730	31,413	43.0	25.1
Other loans	103,203	87,260	87,558	24.4	17.9

Total loans, net of unearned income	$5,149,795	$4,348,346	$4,000,175	24.6%	28.7%

Mix:
Commercial and commercial real estate	60%	57%	54%
Home equity	12	13	14
Residential real estate	6	5	6
Premium finance receivables	15	18	19
Indirect consumer loans (2)	4	4	4
Tricom finance receivables	1	1	1
Other loans	2	2	2

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans.
DEPOSITS

				% Growth
				From	From
	September 30,	December 31,	September 30,	December 31,	September 30,
(Dollars in thousands)	2005	2004	2004	2004 (1)	2004
Balance:
Non-interest bearing	$631,460	$505,312	$449,343	33.4%	40.5%
NOW	716,243	586,583	547,534	29.6	30.8
Wealth Management deposits (2)	398,127	390,129	364,011	2.7	9.4
Money market	672,767	608,037	578,167	14.2	16.4
Savings	299,536	215,697	210,236	52.0	42.5
Time certificate of deposits	3,768,970	2,798,976	2,602,302	46.3	44.8

Total deposits	$6,487,103	$5,104,734	$4,751,593	36.2%	36.5%

Mix:
Non-interest bearing	10%	10%	9%
NOW	11	11	12
Wealth Management deposits (2)	6	8	8
Money market	10	12	12
Savings	5	4	4
Time certificate of deposits	58	55	55

Total deposits	100%	100%	100%

(1)	Annualized

(2)	Represents deposit balances from brokerage customers of Wayne Hummer Investments and trust and asset management customers of Wayne Hummer Trust Company at the Company’s subsidiary banks.

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the third quarter of 2005 compared to the third quarter of 2004 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	September 30, 2005			September 30, 2004
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$1,752,224	$17,346	3.93%	$1,084,180	$10,570	3.88%
Other earning assets (2) (3) (8)	9,894	180	7.21	39,292	434	4.39
Loans, net of unearned income (2) (4) (8)	5,289,745	89,292	6.70	3,812,734	54,545	5.69

Total earning assets (8)	$7,051,863	$106,818	6.01%	$4,936,206	$65,549	5.28%

Allowance for loan losses	(41,182)			(29,584)
Cash and due from banks	161,794			100,436
Other assets	606,728			423,691

Total assets	$7,779,203			$5,430,749

Interest-bearing deposits	$5,733,021	$41,913	2.90%	$3,952,110	$21,044	2.12%
Federal Home Loan Bank advances	346,057	3,127	3.59	244,017	2,186	3.56
Notes payable and other borrowings	119,585	869	2.88	97,561	346	1.41
Subordinated notes	50,000	697	5.45	50,000	723	5.66
Long-term debt – trust preferred securities	226,698	3,797	6.55	139,838	1,987	5.56

Total interest-bearing liabilities	$6,475,361	$50,403	3.08%	$4,483,526	$26,286	2.33%

Non-interest bearing deposits	617,547			432,695
Other liabilities	88,074			130,994
Equity	598,221			383,534

Total liabilities and shareholders’ equity	$7,779,203			$5,430,749

Interest rate spread (5) (8)			2.93%			2.95%
Net free funds/contribution (6)	$576,502		0.25	$452,680		0.22

Net interest income/Net interest margin (8)		$56,415	3.18%		$39,263	3.17%

Core net interest margin (7) (8)			3.39%			3.32%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended September 30, 2005 and 2004 were $346,000 and $172,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the third quarter of 2005 compared to the second quarter of 2005 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	September 30, 2005			June 30, 2005
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$1,752,224	$17,346	3.93%	$1,723,855	$17,510	4.07%
Other earning assets (2) (3) (8)	9,894	180	7.21	31,382	479	6.12
Loans, net of unearned income (2) (4) (8)	5,289,745	89,292	6.70	5,067,904	81,042	6.41

Total earning assets (8)	$7,051,863	$106,818	6.01%	$6,823,141	$99,031	5.82%

Allowance for loan losses	(41,182)			(40,671)
Cash and due from banks	161,794			139,587
Other assets	606,728			612,667

Total assets	$7,779,203			$7,534,724

Interest-bearing deposits	$5,733,021	$41,913	2.90%	$5,523,215	$36,288	2.64%
Federal Home Loan Bank advances	346,057	3,127	3.59	341,361	3,048	3.58
Notes payable and other borrowings	119,585	869	2.88	165,014	905	2.20
Subordinated notes	50,000	697	5.45	50,000	819	6.48
Long-term debt — trust preferred securities	226,698	3,797	6.55	209,443	3,765	7.11

Total interest-bearing liabilities	$6,475,361	$50,403	3.08%	$6,289,033	$44,825	2.85%

Non-interest bearing deposits	617,547			597,953
Other liabilities	88,074			70,839
Equity	598,221			576,899

Total liabilities and shareholders’ equity	$7,779,203			$7,534,724

Interest rate spread (5) (8)			2.93%			2.97%
Net free funds/contribution (6)	$576,502		0.25	$534,108		0.22

Net interest income/Net interest margin (8)		$56,415	3.18%		$54,206	3.19%

Core net interest margin (7) (8)			3.39%			3.40%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended September 30, 2005 was $346,000 and for the three months ended June 30, 2005 was $354,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended September 30, 2005 totaled $56.4 million, an increase of $17.1 million, or 44%, as compared to the $39.3 million recorded in the same quarter of 2004. Average loans in the third quarter of 2005 increased $1.48 billion, or 39%, over the third quarter of 2004.

Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the third quarter of 2005 the net interest margin was 3.18%, an increase of one basis point when compared to the net interest margin of 3.17% in the prior year third quarter, and a one basis point decrease when compared to the net interest margin of 3.19% in the second quarter of 2005. The core net interest margin, which excludes the net interest expense related to Wintrust’s Long-term Debt – Trust Preferred Securities, was 3.39% for the third quarter of 2005, 3.32% for the third quarter of 2004 and 3.40% for the second quarter of 2005.
The net interest margin increase of one basis point in the third quarter of 2005 compared to the third quarter of 2004 resulted as the yield on earning assets increased by 73 basis points, the rate paid on interest-bearing liabilities increased by 75 basis points and the contribution from net free funds increased by three basis points. The earning asset yield increase was primarily attributable to a 101 basis point increase in the yield on loans. The higher loan yield is reflective of the interest rate increases effected by the Federal Reserve Bank offset somewhat by continued competitive loan pricing pressures, including the pricing related to the premium finance receivables portfolio. The interest-bearing liability rate increase of 75 basis points was due to higher costs of retail deposits as rates have generally risen in the past 12 months, continued competitive pricing pressures on fixed-maturity time deposits in most markets and the promotional pricing activities associated with opening additional de novo branches and branches acquired through acquisition. Combined, these factors caused a slight decline in the third quarter 2005 net interest margin compared to the second quarter of 2005. Overall, the Company believes it is well positioned for expected future rate increases.
The yield on total earning assets for the third quarter of 2005 was 6.01% as compared to 5.28% in the third quarter of 2004. The increase of 73 basis points from the third quarter of 2004 resulted primarily from the rising interest rate environment in the last 15 months offset by the effects of a flattening yield curve. The third quarter 2005 yield on loans was 6.70%, a 101 basis point increase when compared to the prior year third quarter yield of 5.69%. Compared to the second quarter of 2005, the yield on earning assets increased 19 basis points primarily as a result of a 29 basis point increase in the yield on total loans, offset by a 14 basis point decline in the yield on liquidity management assets. The liquidity management asset yield decline was attributable to higher levels of lower yielding short-term investments.
The average loan to average deposit ratio was 83.3% in the third quarter of 2005, 87.0% in the third quarter of 2004 and 82.8% in the second quarter of 2005. Expansion of the net interest margin in the past two quarters has been hampered by the loan to deposit ratio falling below the Company’s targeted range of 85% to 90% as deposit growth at recently opened de novo branches was very strong and loan originations were slightly slower than expected as the Company chooses not to compromise on underwriting standards when competing for loan balances. Management believes loan growth will continue to be strong however, this growth will occur in a safe and sound manner. The heavier reliance in both the third and second quarters of 2005 on lower yielding liquidity management assets has contributed to the slightly lower net interest margin levels. Additionally, during the third quarter of 2005, the brokerage customer receivables component of other earning assets ceased being an asset of the Company’s broker dealer subsidiary as a result of the conversion to an out-sourced securities clearing platform. This asset typically had a higher yield than total liquidity management assets. This restricted net interest margin improvement in the third quarter of 2005 as well.
The rate paid on interest-bearing deposits increased to 2.90% in the third quarter of 2005 as compared to 2.12% in the third quarter of 2004. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and trust preferred securities, increased to 4.50% in the third quarter of 2005 compared to 3.89% in the third quarter of 2004 as a result of higher overnight funding costs, the additional trust preferred borrowings added in 2004 and the acceleration of the unamortized issuance costs related to the Company’s redeemed 10.50% Cumulative Trust Preferred Securities. The Company utilizes certain borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the first nine months of 2005 compared to the first nine months of 2004:

	For the Nine Months Ended			For the Nine Months Ended
	September 30, 2005			September 30, 2004
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$1,660,785	$49,602	3.99%	$1,047,334	$29,858	3.81%
Other earning assets (2) (3) (8)	25,043	1,099	5.87	38,045	1,170	4.11
Loans, net of unearned income (2) (4) (8)	5,055,228	242,766	6.42	3,688,532	154,197	5.58

Total earning assets (8)	$6,741,056	$293,467	5.82%	$4,773,911	$185,225	5.18%

Allowance for loan losses	(40,016)			(28,262)
Cash and due from banks	156,898			101,741
Other assets	579,743			353,068

Total assets	$7,437,681			$5,200,458

Interest-bearing deposits	$5,425,910	$107,172	2.64%	$3,813,646	$57,909	2.03%
Federal Home Loan Bank advances	328,561	8,744	3.56	207,890	5,752	3.70
Notes payable and other borrowings	191,109	3,553	2.49	141,538	1,476	1.39
Subordinated notes	50,000	2,297	6.06	50,000	2,130	5.60
Long-term debt – trust preferred securities	213,637	10,796	6.66	120,247	5,097	5.57

Total interest-bearing liabilities	$6,209,217	$132,562	2.85%	$4,333,321	$72,364	2.23%

Non-interest bearing deposits	582,271			372,994
Other liabilities	63,867			125,350
Equity	582,326			368,793

Total liabilities and shareholders’ equity	$7,437,681			$5,200,458

Interest rate spread (5) (8)			2.97%			2.95%
Net free funds/contribution (6)	$531,839		0.22	$440,590		0.21

Net interest income/Net interest margin (8)		$160,905	3.19%		$112,861	3.16%

Core net interest margin (7) (8)			3.40%			3.30%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the nine months ended September 30, 2005 was $997,000 and for the nine months ended September 30, 2004 was $542,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Tax-equivalent net interest income for the nine-months ended September 30, 2005 totaled $160.9 million, an increase of $48.0 million, or 43%, as compared to the $112.9 million recorded in the same period of 2004. The year-to-date net interest margin was 3.19%, an increase of three basis points when compared to the net interest margin of 3.16% in the prior year. The net interest margin increase of three basis points in the first nine months of 2005 compared to the first nine months of 2004 resulted as the yield on earning assets increased by 64 basis points, the rate paid on interest-bearing liabilities increased by 62 basis points and the contribution from net free funds increased by one basis point.

NON-INTEREST INCOME
For the third quarter of 2005, non-interest income totaled $25.4 million and increased $3.9 million compared to the prior year third quarter. The increase in non-interest income is primarily a result of higher mortgage banking revenue, higher levels of fees on covered call transactions and the impact of the recent acquisitions offset by lower wealth management fees, lower gain on sales of premium finance receivables and lower net available-for-sale securities gains. Non-interest income as a percentage of net revenue was 31% in the third quarter of 2005 and 35% in the third quarter of 2004. The Company uses this as a measuring stick as it works towards balancing the mix of net interest income and non-interest income. The impact of the four community bank acquisitions in the last 12 months has reduced this ratio as their revenue mix is more heavily weighted towards net interest income.
The following table presents non-interest income by category for the three months ended September 30, 2005 and 2004:

	Three Months Ended
	September 30,		$	%
(Dollars in thousands)	2005	2004	Change	Change
Brokerage	$4,454	$4,984	(530)	(10.6)
Trust and asset management	2,496	2,179	317	14.5

Total wealth management fees	6,950	7,163	(213)	(3.0)

Mortgage banking revenue	7,773	5,292	2,481	46.9
Service charges on deposit accounts	1,518	998	520	52.1
Gain on sales of premium finance receivables	1,602	1,827	(225)	(12.3)
Administrative services revenue	1,169	1,040	129	12.5
Net available-for-sale securities gains	89	878	(789)	(89.9)
Other:
Fees from covered call and put options	3,998	2,669	1,329	49.8
Bank Owned Life Insurance	701	520	181	34.7
Miscellaneous	1,563	1,060	503	47.5

Total other	6,262	4,249	2,013	47.4

Total non-interest income	$25,363	$21,447	3,916	18.3

Wealth management fees are comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments, Wayne Hummer Asset Management Company and Focused Investments. Wealth management fees totaled $7.0 million in the third quarter of 2005, a $213,000 decrease from the $7.2 million recorded in the third quarter of 2004 and an $867,000 decrease from the $7.8 million recorded in the second quarter of 2005. Revenue from retail brokerage trading in the debt and equity markets declined $530,000 when compared to the third quarter of 2004. The conversion to an out-sourced securities clearing platform in the third quarter of 2005 temporarily impacted the operations of Wayne Hummer Investments. The impact was felt before, during and after the conversion period through lower trading volumes, restricted levels of new customer acquisitions and restricted efforts to recruit new brokers. The Company anticipates recognizing the revenue enhancement capabilities and cost saving opportunities of this new platform in future periods.
Mortgage banking revenue includes revenue from activities related to originating and selling residential real estate loans into the secondary market. With the addition of WestAmerica and Guardian in May of 2004, this revenue line now includes gains on the sale of mortgage loans to the secondary market, origination fees, rate lock commitment fees, document preparation fees, the impact of capitalizing servicing rights on loans sold and serviced by certain Wintrust subsidiary banks, the impact of amortizing and valuing the capitalized servicing right asset and the impact of valuing mortgage banking derivatives as required by FAS133. For the quarter ended September 30, 2005, this revenue source totaled $7.8 million, an increase of $2.5 million compared to the third quarter of 2004. Mortgage banking revenue will continue to be dependent upon the relative level of long-term interest rates.

Service charges on deposit accounts totaled $1.5 million for the third quarter of 2005, an increase of $520,000, or 52%, when compared to the same quarter of 2004. This increase was primarily due to the impact of the bank acquisitions in 2004 and 2005. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.
Wintrust sold premium finance receivables to an unrelated third party financial institution in the third quarter of 2005 and recognized gains of $1.6 million related to this activity, compared with $1.8 million of recognized gains in the third quarter of 2004. It is probable that similar sales of premium finance receivables will occur in the future.
The administrative services revenue contributed by Tricom added $1.2 million to total non-interest income in the third quarter of 2005, an increase of $129,000 from the third quarter of 2004. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Tricom also earns interest and fee income from providing short-term accounts receivable financing to this same client base, which is included in the net interest income category.
Other non-interest income for the third quarter of 2005 totaled $6.3 million compared to $4.2 million in the third quarter of 2004. Premium income from certain covered call transactions totaled $4.0 million in the third quarter of 2005 compared to $2.7 million in the same period of 2004. Management is able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management.
The following table presents non-interest income by category for the nine months ended September 30, 2005 and 2004:

	Nine Months Ended
	September 30,		$	%
(Dollars in thousands)	2005	2004	Change	Change
Brokerage	$15,368	$17,141	(1,773)	(10.3)
Trust and asset management	7,343	6,518	825	12.6

Total wealth management fees	22,711	23,659	(948)	(4.0)

Mortgage banking revenue	19,855	12,549	7,306	58.2
Service charges on deposit accounts	4,451	2,944	1,507	51.2
Gain on sales of premium finance receivables	4,985	5,365	(380)	(7.1)
Administrative services revenue	3,307	2,927	380	13.0
Net available-for-sale securities gains	1,067	1,731	(664)	(38.4)
Other:
Fees from covered call and put options	9,375	7,285	2,090	28.7
Bank Owned Life Insurance	1,850	1,542	308	19.9
Miscellaneous	4,359	3,626	733	20.2

Total other	15,584	12,453	3,131	25.1

Total non-interest income	$71,960	$61,628	10,332	16.8

On a year-to-date basis, non-interest income totaled $72.0 million and increased $10.3 million compared to the prior year. The increase in non-interest income is primarily a result of increased revenue from mortgage banking activities, premium income from certain covered call transactions and the additional non-interest income added by the recent acquisitions. Revenue recognized from mortgage banking activities increased $7.3 million on a year-to-date basis primarily due to the impact of acquisitions of WAMC and Guardian. Service charges on deposit accounts increased $1.5 million primarily due to the acquisitions of Northview, Town, Antioch and FNBI. These increases helped offset a decline in wealth management fees of $948,000.

NON-INTEREST EXPENSE
Non-interest expense for the third quarter of 2005 totaled $50.3 million and increased $11.8 million, or 31%, from the third quarter 2004 total of $38.5 million. All categories of non-interest expense increased as a result of the acquisitions completed in 2004 and 2005.
The following table presents non-interest expense by category for the three months ended September 30, 2005 and 2004:

	Three Months Ended
	September 30,		$	%
(Dollars in thousands)	2005	2004	Change	Change
Salaries and employee benefits	$29,542	$23,768	5,774	24.3
Equipment	2,979	2,275	704	30.9
Occupancy, net	4,137	2,529	1,608	63.5
Data processing	1,917	1,257	660	52.4
Advertising and marketing	1,216	785	431	54.9
Professional fees	1,392	1,289	103	8.0
Amortization of other intangible assets	884	194	690	356.8
Other:
Commissions – 3rd party brokers	967	859	108	12.6
Postage	926	816	110	13.5
Stationery and supplies	736	587	149	25.3
Miscellaneous	5,630	4,106	1,524	37.1

Total other	8,259	6,368	1,891	29.7

Total non-interest expense	$50,326	$38,465	11,861	30.8

Salaries and employee benefits totaled $29.5 million for the third quarter of 2005, an increase of $5.7 million, or 24%, as compared to the prior year’s third quarter total of $23.8 million. Occupancy expense increased as a result of opening four new banking locations during the past twelve months as part of the Company’s de novo banking strategy and adding 13 new locations as a result of the four bank acquisitions.
The following table presents non-interest expense by category for the nine months ended September 30, 2005 and 2004:

	Nine Months Ended
	September 30,		$	%
(Dollars in thousands)	2005	2004	Change	Change
Salaries and employee benefits	$88,186	$66,841	21,345	31.9
Equipment	8,706	6,626	2,080	31.4
Occupancy, net	11,838	7,026	4,812	68.4
Data processing	5,375	3,909	1,466	37.5
Advertising and marketing	3,426	2,376	1,050	44.2
Professional fees	4,366	3,432	934	27.2
Amortization of other intangible assets	2,509	587	1,922	327.5
Other:
Commissions – 3rd party brokers	2,882	3,092	(210)	(6.8)
Postage	2,825	2,164	661	30.5
Stationery and supplies	2,378	1,747	631	36.2
Miscellaneous	15,155	12,309	2,846	23.1

Total other	23,240	19,312	3,928	20.3

Total non-interest expense	$147,646	$110,109	37,537	34.1

ASSET QUALITY
Allowance for Loan Losses
A reconciliation of the activity in the balance of the allowance for loan losses for the three and nine months ended September 30, 2005 and 2004 is shown as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2005	2004	2005	2004
Balance at beginning of period	$39,722	$28,091	$34,227	$25,541
Provision for loan losses	3,077	1,258	5,602	5,020
Allowance acquired in business combinations	—	2,534	4,793	2,534

Charge-offs:
Commercial and commercial real estate loans	1,397	163	2,614	1,409
Home equity loans	88	—	88	—
Residential real estate loans	98	—	142	—
Consumer and other loans	101	10	240	184
Premium finance receivables	745	434	1,604	1,295
Indirect consumer loans	131	113	365	307
Tricom finance receivables	—	1	—	11

Total charge-offs	2,560	721	5,053	3,206

Recoveries:
Commercial and commercial real estate loans	166	23	409	888
Home equity loans	—	—	—	6
Residential real estate loans	—	—	—	—
Consumer and other loans	18	14	33	92
Premium finance receivables	177	154	489	411
Indirect consumer loans	33	55	133	122
Tricom finance receivables	—	—	—	—

Total recoveries	394	246	1,064	1,519

Net charge-offs	(2,166)	(475)	(3,989)	(1,687)

Balance at period end	$40,633	$31,408	$40,633	$31,408

Annualized net charge-offs as a percentage of average:
Commercial and commercial real estate loans	0.16%	0.03%	0.10%	0.04%
Home equity loans	0.06	—	0.02	—
Residential real estate loans	0.09	—	0.05	—
Consumer and other loans	0.31	(0.02)	0.26	0.17
Premium finance receivables	0.26	0.13	0.18	0.14
Indirect consumer loans	0.19	0.13	0.16	0.14
Tricom finance receivables	—	0.01	—	0.06

Total loans, net of unearned income	0.16%	0.05%	0.11%	0.06%

Net charge-offs as a percentage of the provision for loan losses	70.39%	37.76%	71.21%	33.61%

Loans at period-end			$5,149,795	$4,000,175
Allowance as a percentage of loans at period-end			0.79%	0.79%

Past Due Loans and Non-performing Assets
The following table sets forth Wintrust’s non-performing assets at the dates indicated. The information in the table should be read in conjunction with the detailed discussion following the table.

	September 30,	June 30,	September 30,
(Dollars in thousands)	2005	2005	2004
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity	$1,120	$315	$166
Commercial, consumer and other	1,338	1,381	128
Premium finance receivables	4,060	3,282	2,971
Indirect consumer loans	278	258	312
Tricom finance receivables	—	—	—

Total past due greater than 90 days and still accruing	6,796	5,236	3,577

Non-accrual loans:
Residential real estate and home equity	708	843	892
Commercial, consumer and other	12,178	9,599	5,954
Premium finance receivables	4,949	6,088	7,281
Indirect consumer loans	404	145	145
Tricom finance receivables	—	—	—

Total non-accrual	18,239	16,675	14,272

Total non-performing loans:
Residential real estate and home equity	1,828	1,158	1,058
Commercial, consumer and other	13,516	10,980	6,082
Premium finance receivables	9,009	9,370	10,252
Indirect consumer loans	682	403	457
Tricom finance receivables	—	—	—

Total non-performing loans	25,035	21,911	17,849

Other real estate owned	1,600	—	1,622

Total non-performing assets	$26,635	$21,911	$19,471

Total non-performing loans by category as a percent of its own respective category:
Residential real estate and home equity	0.20%	0.13%	0.14%
Commercial, consumer and other	0.42	0.36	0.27
Premium finance receivables	1.13	1.18	1.34
Indirect consumer loans	0.34	0.21	0.26
Tricom finance receivables	—	—	—

Total non-performing loans	0.49%	0.44%	0.45%

Total non-performing assets as a percentage of total assets	0.34%	0.28%	0.33%

Allowance for loan losses as a percentage of non-performing loans	162.30%	181.28%	175.97%

The provision for loan losses totaled $3.1 million for the third quarter of 2005 compared to $1.3 million for the third quarter of 2004. On a year-to-date basis, the provision for loan losses totaled $5.6 million for the first nine months of 2005 compared to $5.0 million for the first nine months of 2004. For the quarter ended September 30, 2005, net charge-offs totaled $2.2 million, up from the $475,000 of net charge-offs recorded in the same period of 2004. On a year-to-date basis, net charge-offs totaled $4.0 million, up from the $1.7 million of net charge-offs recorded in the same period of 2004. On a ratio basis, annualized net charge-offs as a percentage of average loans increased to 0.16% in the third quarter of 2005 from 0.05% in the same period in 2004. On a year-to-date basis, net loan charge-offs as a percentage of average loans were 0.11% in 2005 and 0.06% in 2004.

Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.
Non-performing Residential Real Estate and Home Equity
The non-performing residential real estate and home equity loans totaled $1.8 million at September 30, 2005. The balance increased $770,000 from September 30, 2004 and $670,000 from June 30, 2005. Each non-performing credit is well secured and in the process of collection. Management believes that the current reserves against these credits are appropriate to cover any potential losses.
Non-performing Commercial, Consumer and Other
The commercial, consumer and other non-performing loan category totaled $13.5 million as of September 30, 2005. The balance in this category increased $7.4 million from September 30, 2004 and $2.5 million from June 30, 2005. Management believes that the current reserves against these credits are appropriate to cover any potential losses on any of the relatively small number of credits in this category.
Non-performing Premium Finance Receivables
The table below presents the level of non-performing premium finance receivables as of September 30, 2005, June 30, 2005 and September 30, 2004, and the amount of net charge-offs for the quarters then ended.

	September 30,	June 30,	September 30,
(Dollars in thousands)	2005	2005	2004
Non-performing premium finance receivables	$9,009	$9,370	$10,252
- as a percent of premium finance receivables outstanding	1.13%	1.18%	1.34%

Net charge-offs of premium finance receivables for the quarter	$568	$244	$280
- annualized as a percent of average premium finance receivables	0.26%	0.12%	0.13%
The level of non-performing premium finance receivables as a percent of total premium finance receivables improved from the levels reported at September 30, 2004 and June 30, 2005. As noted below, fluctuations in this category may occur due to the timing and nature of account collections from insurance carriers. Management is comfortable with administering the collections at this level of non-performing premium finance receivables and expects that such ratios will remain at relatively low levels.
The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Indirect Consumer Loans
Total non-performing indirect consumer loans were $682,000 at September 30, 2005, compared to $457,000 at September 30, 2004 and $403,000 at June 30, 2005. The ratio of these non-performing loans to total indirect consumer loans was 0.34% at September 30, 2005 compared to 0.26% at September 30, 2004 and 0.21% at June 30, 2005. As noted in the Allowance for Loan Losses table, net charge-offs as a percent of total indirect consumer loans were 0.19% for the quarter ended September 30, 2005 compared to 0.13% in the same period in 2004. The level of non-performing and net charge-offs of indirect consumer loans continue to be below standard industry ratios for this type of lending.
WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its 13 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch and Town Bank in Delafield, Wisconsin. The banks also operate facilities in Illinois in Buffalo Grove, Cary, Chicago, Clarendon Hills, Downers Grove, Glencoe, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mundelein, Northfield, Palatine, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Wauconda, Western Springs and Winnetka, and in Madison, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. WestAmerica Mortgage Company engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Guardian Real Estate Services, Inc. of Oakbrook Terrace provides document preparation and other loan closing services to WestAmerica Mortgage Company and its network of mortgage brokers. Northview Mortgage, LLC engages primarily in the origination of residential mortgages for sale into the secondary market through Wintrust bank locations in Northfield, Mundelein and Wheaton, Illinois. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients located primarily in the Midwest. Focused Investments LLC is a broker-dealer that provides a full range of investment solutions to clients through a network of community-based financial institutions throughout the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts as well as the Wayne Hummer Companies’ proprietary mutual funds. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
As of September 30, 2005, Wintrust operated a total of 59 banking offices and is in the process of constructing several additional branch facilities. All of the Company’s banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing bank groups in Illinois.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements related to Wintrust’s financial performance that are based on estimates. Wintrust intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, lower than anticipated residential mortgage loan originations, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, competition and the related pricing of brokerage and asset management products, unforeseen difficulties in integrating the acquisitions of Advantage National Bancorp, Inc., Village Bancorp, Inc., WestAmerica Mortgage Company, Guardian Real Estate Services, Inc., Northview Financial Corporation, Town Bankshares, Ltd., Antioch Holding Company and First Northwest Bancorp, Inc. with Wintrust, the ability to pursue additional acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.
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